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                                                                     EXHIBIT 4.1

                             WRITTEN CONSENT OF THE
                   SHAREHOLDERS OF NEXT GENERATION MEDIA CORP.

               The undersigned, whose shareholdings constitute a majority of the issued and outstanding shares of NEXT GENERATION MEDIA CORP., a Nevada corporation (the "Corporation"), entitled to vote, pursuant to Section 78.390 of the General Corporation Law of the State of Nevada (the "NGCL"), does hereby take the following actions as of April 17, 1998, by written consent in lieu of a special meeting and does hereby consent that the resolutions set forth below shall be deemed to have been adopted to the same extent and to have the same force and effect as if adopted at a formal meeting of the shareholders of the Corporation, duly called and held for the purpose of acting upon proposals to adopt such resolutions. The undersigned does hereby waive all formal requirements, including the necessity of holding a formal meeting and any requirements that notice of such meeting be given.

               The following resolutions are hereby adopted:

               NOW, THEREFORE, BE IT RESOLVED, that the recommendation of the Board of Directors of the Corporation that the shareholders adopt a resolution to create a new class of preferred securities, par value $0.001 per share (the "NexGen Preferred") with 1,000,000 shares of NexGen Preferred authorized is hereby adopted, and the officers of the Corporation are hereby directed to file all necessary forms with the Secretary of State of the State of Nevada to effect such change.

               This consent may be executed by facsimile.

               IN WITNESS WHEREOF, the undersigned, whose shareholdings constitute a majority of issued and outstanding shares entitled to vote, has executed this consent as of the day and year first above written.

                                                     /s/ Joel Sens
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                                    Joel Sens